Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Dave Stedman
Interim CEO
LION, Inc.
800-546-6463

LION, Inc. Completes Sale of TRMS Business Unit

Gig Harbor, WA – November 16, 2007 - LION, Inc. (OTC Bulletin Board: LINN) announced today that it has completed the sale of  the Company’s TRMS business unit and certain related assets to Compass Analytics, LLC. (“Compass”).  Compass paid LION $1,266,921 at closing, based on the value at closing of client revenues associated with the TRMS business.  In addition, the definitive agreement contemplates a contingent payment to LION of up to $500,000 based on the value of client revenues associated with the TRMS business six months after the closing date.

“We are pleased to have completed the sale of TRMS to Compass,” stated David Stedman, President of LION, Inc.  “We feel that our TRMS staff is joining a fine organization and that TRMS customers will be well served.”

Rob Kessel, Managing Partner of Compass, added, “We are very excited about the combination of Compass and TRMS.  We welcome TRMS’ staff to the Compass family and look forward to serving our joint customer base.”

About LION, Inc.

LION, Inc. provides software and services that enable mortgage loan brokers and lenders to increase their productivity in originating single family residential mortgage loans.  The Company’s flagship product, Precision LPX is a suite of products consisting of a loan pricing engine, a database of industry leading lenders’ loan programs and pricing information, web enabled tools and other transactional services designed to enable large lenders to originate, price, and lock loans.  LION’s Precision Access and Precision Lion Broker product suites, which are based on the Precision LPX technology platform, are aimed at medium-sized lenders and individual brokers, respectively.  Precision Lion Broker gives subscribing brokers access to LION’s well known, proprietary business-to business Internet portal, LION Broker (formerly known as LION Pro).  LION also designs, develops and hosts retail websites for mortgage lenders, origination companies, and individual mortgage brokers.

About Compass Analytics, LLC

Compass Analytics provides valuation and interest rate risk management solutions to mortgage capital markets participants.  Compass Analytics licenses its software, CompassPoint™, to mortgage traders, investors, originators and servicers in order to provide unparalleled analysis in previously unattainable speed.  CompassPoint’s loan-level models, integrated file mapping, market and credit inputs, whole loan and structured cash flow analysis and reporting capabilities give CompassPoint users the competitive advantage in evaluating all mortgage collateral.  In addition to licensing CompassPoint™, Compass uses CompassPoint™ internally to provide third party valuations as well as outsource hedge execution services, both of which draw on Compass’ considerable expertise and access to market color.  For more information about Compass Analytics, please visit its website at http://www.compass-analytics.com or contact Rob Kessel at 415-925-2812 or rkessel@compass-analytics.com.

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This press release contains forward-looking statements that involve risks and uncertainties concerning the amount of the contingent payment to LION under its agreement with Compass.  No assurance can be given as to the amount of the additional payment that LION ultimately may receive from Compass, and it is possible that actual circumstances and results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. We believe that these risks and uncertainties include, without limitation: decreases in revenue associated with the TRMS business or adverse changes affecting TRMS clients that would cause the contingent payment amount to be reduced; the effects of continuing instability in the mortgage industry; interest rate changes; housing and consumer trends affecting home purchases; and changes in the overall economy and in technology.  Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of November 16, 2007, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.  Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.

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